Exhibit 99.1

Avon Receives Shareholder Approval for Proposed Acquisition by Natura &Co

LONDON, November 13, 2019 /PRNewswire/ -- Avon Products, Inc. (NYSE: AVP) (“Avon”) today announced that, at a special meeting held on November 13, 2019 in Suffern, NY, its shareholders approved the previously announced proposed acquisition of Avon by Natura &Co Holding S.A. (“Natura &Co”), a new holding company for Natura Cosméticos S.A. (B3: NATU3) (“Natura Cosméticos”). More than 75% of Avon’s shares outstanding, on an as-converted basis, were voted in favor of the proposal to adopt the merger agreement.

Jan Zijderveld, CEO of Avon, said: “We are pleased that our shareholders have strongly supported Avon’s combination with Natura, and the move to start an exciting new chapter for Avon as part of the world’s fourth largest pure-play beauty company. We will continue to work together with Natura to gain the remaining approvals required to close the transaction, while also independently executing our Open Up turnaround strategy, driving pricing and productivity improvements across our business, and restoring the relevance of our brand.”

Under the merger agreement, based upon a fixed exchange ratio of, at the election of each holder, 0.300 Natura &Co American Depositary Shares or 0.600 Natura &Co shares for each share of Avon common stock, Natura Cosméticos’ shareholders will own approximately 76% of the combined company, while Avon common shareholders will own approximately 24%.

The closing of the transaction is anticipated to occur in early 2020, subject to the satisfaction of customary closing conditions and regulatory approvals.

About Avon Products, Inc.

For more than 130 years Avon has stood for women: providing innovative, quality beauty products which are primarily sold to women, through women. Millions of independent Representatives across the world sell iconic Avon brands such as Avon Color and ANEW through their social networks, building their own beauty businesses on a full- or part-time basis. Avon supports women’s empowerment, entrepreneurship and well-being and has donated over $1 billion to women’s causes through Avon and the Avon Foundation. Learn more about Avon and its products at www.avonworldwide.com. #Stand4Her

Contact
Amy Greene
Chief Communications Officer & Head of IR
(212) 282-5320

(AV-IR)